Exhibit 99.1

PRESS RELEASE

For release: June 9, 2025

Global Indemnity Group, LLC Announces Appointment of Jason C. Murgio to the Board of Directors

Wilmington, Delaware (June 9, 2025) – Global Indemnity Group, LLC (NYSE: GBLI) (“GBLI”) today announced the appointment of Jason C. Murgio, Principal and Chief Executive Officer of Merger & Acquisition Services, Inc., to its Board of Directors, effective June 4, 2025. Merger & Acquisition Services, Inc. is a leading advisory and financial services firm specializing in the insurance industry.

“We are delighted to welcome Jason Murgio to our Board of Directors,” said Saul Fox, Chairman of GBLI. “Jason brings a wealth of expertise in insurance mergers and acquisitions. Having collaborated with him and his firm for more than 15 years on numerous strategic initiatives, I am confident that his insights will be invaluable as GBLI continues to grow and innovate.”

Mr. Murgio commented, “It is a true honor to join the GBLI Board of Directors. As the company enters a period of significant opportunity and growth, I look forward to leveraging my experience to help guide GBLI through the dynamic and evolving insurance landscape. This is an exciting time for the organization, and I am eager to contribute to its future success.”

About Mr. Murgio

Mr. Murgio serves as a Principal and the Chief Executive Officer of Merger & Acquisition Services, Inc., as well as a director of each of Investors Heritage Life Insurance Company and Hudson Life & Annuity Company. He earned a Bachelor of Arts from Union College in Schenectady, New York.

About Global Indemnity Group, LLC and its subsidiaries

Global Indemnity Group, LLC (NYSE:GBLI) is a publicly listed holding company for property and casualty insurance-related businesses.

Global Indemnity holds controlling interests in:

•

Penn-America Underwriters, LLC consists of (i) three agencies: Penn-America Insurance Services, LLC, J.H. Ferguson and Associates, LLC, which includes the Vacant Express division, and Collectibles Insurance Services, LLC that source, underwrite, and service policies and (ii) two strategic insurance product and service businesses: Liberty Insurance Adjustment Agency, Inc., a claims adjustment and claims service business and Kaleidoscope Insurance Technologies, Inc., a proprietary insurance software and services provider.

•

Belmont Holdings GX, Inc. includes five state-regulated insurance carriers: Penn-Patriot Insurance Company, Diamond State Insurance Company, Penn-Star Insurance Company, Penn-America Insurance Company, and United National Insurance Company, each of which are rated “A” (Excellent) by AM Best.

•	Belmont Asset Management (“BAM”) works with property & casualty insurance companies to enhance investment portfolio performance.

For more information, visit the Company’s website at www.gbli.com.

Forward-Looking Information

The forward-looking statements contained in this press release1 do not address a number of risks and uncertainties. Investors are cautioned that Global Indemnity’s actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. These statements are based on estimates and information available to us at the time of this press release. All forward-looking statements in this press release are based on information available to Global Indemnity as of the date hereof. Please see Global Indemnity’s filings with the Securities and Exchange Commission for a discussion of risks and uncertainties which could impact the Company and for a more detailed explication regarding forward-looking statements. Global Indemnity does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

[1] Disseminated pursuant to the “safe harbor” provisions of Section 21E of the Securities Exchange Act of 1934.

Contact:	Brian Riley

Chief Financial Officer

(610) 660-6817

briley@gbli.com